UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         January 30, 2013

USA TRUCK, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-19858	71-0556971
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Industrial Park Road
Van Buren, Arkansas	72956
(Address of Principal Executive Offices)	(Zip Code)

(479) 471-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 30, 2013, the Executive Compensation Committee (the “Committee”) of the Board of Directors of USA Truck, Inc. (the “Company”) approved the USA Truck, Inc. Management Bonus Plan (the “Plan”).  The Plan’s objectives are to attract, retain and motivate key management employees, to reward those management employees for meeting or exceeding their performance targets and to align the incentive rewards with the Company’s long-term objective of creating and growing economic value for its stockholders.  The Plan consists of cash and equity incentive awards.

Plan participants will be paid a cash percentage and an equity percentage of their base salaries corresponding with the achievement of certain levels of consolidated 2013 pretax income.

•
Each applicable level of consolidated 2013 pretax income corresponds to a percentage bonus opportunity for the employee that is multiplied by the employee’s base salary to determine the employee’s cash bonus.  Pursuant to the Plan, Clifton R. Beckham and Michael R. Weindel, as named executive officers, may receive between 20% and 100% of their respective base salaries, and J. Rodney Mills, as a named executive officer, may receive between 10% and 50% of his base salary, depending on the applicable level of consolidated 2013 pretax income achieved, if any.

•
The equity awards, if any, will consist of restricted stock.  Each applicable level of consolidated 2013 pretax income corresponds to a percentage bonus opportunity for the employee.  The percentage is multiplied by the employee’s base salary and that amount is divided by the closing price of the Company’s common stock on the day following the release of its 2013 earnings to determine the number of shares to be awarded.  Pursuant to the Plan, Clifton R. Beckham and Michael R. Weindel, as named executive officers, may receive between 10% and 30% of their respective base salaries in equity, and J. Rodney Mills, as a named executive officer, may receive between 5% and 15% of his base salary in equity, depending on the applicable level of consolidated 2013 pretax income achieved, if any.  Instead of restricted stock, the Committee may, at its discretion, choose to award the shares in the form of nonqualified stock options, the number of which would be determined based upon the Black-Scholes-Merton cost model and the exercise price of which would be the closing price of the Company’s common stock on the day following the release of its 2013 earnings.  The equity awards will vest one-fourth each year beginning on the anniversary of the date of grant, conditioned on continued employment and certain other forfeiture provisions, and will be issued from the Company's 2004 Equity Incentive Plan.

The Committee also granted Restricted Stock Awards (“RSA’s”) in an amount equal to a percentage of the recipient’s annual salary.  The value of the RSA’s was based on the closing price of the Company’s common stock on the NASDAQ Stock Market on February 1, 2013.  The shares were issued from the Company’s 2004 Equity Incentive Plan.  The RSA’s will vest one-fourth each year beginning February 1, 2014, conditioned on continued employment and certain other forfeiture provisions.  The following table sets forth the RSA’s that were awarded:

Name and Position	Shares of Restricted Stock
Clifton R. Beckham President and Chief Executive Officer	7,530

Michael R. Weindel Executive Vice President	4,317

J. Rodney Mills General Counsel and Vice President	1,807

RSA’s become taxable to the Plan participants as ordinary income upon vesting.  The Company will not be responsible for the payment of any taxes or assessments that may become payable by or on behalf of a Plan participant due to any remuneration granted pursuant to the terms of the Plan.

The Plan will be administered by the Committee and the Committee shall make all final decisions regarding Plan participants and awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA Truck, Inc.
(Registrant)

Date:	February 5, 2013	/s/ Clifton R. Beckham
Clifton R. Beckham
President and Chief Executive Officer